UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 12, 2005

MANATRON, INC.
(Exact name of registrant as
specified in its charter)

Commission File Number:  000-15264

Michigan (State or other jurisdiction of incorporation)	38-1983228 (IRS Employer Identification no.)

510 E. Milham Avenue Portage, Michigan (Address of principal executive offices)	49002 (Zip Code)

Registrant's telephone number,
including area code:  (269) 567-2900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Employment Agreement with Randall L. Peat

          On December 12, 2005, Manatron, Inc. (the "Company") entered into a new employment agreement (the "Employment Agreement") with Randall L. Peat, the Company's Chairman. It replaces Mr. Peat's previous employment agreement, under which he was eligible to continue receiving his salary and an average annual bonus for up to five years after termination.

          Many of the terms of the Employment Agreement are substantially similar to those of the Company's other executive officers. Under the Employment Agreement, the Company shall pay Mr. Peat a salary in an amount to be reviewed annually and determined by the Board of Directors. The Employment Agreement is not subject to a limited duration and it requires the Company to continue the payment of Mr. Peat's salary and the provision of benefits for a period of two years after his termination by the Company "for Cause" (as defined in the Employment Agreement) or termination by Mr. Peat "With Cause" (as defined in the Employment Agreement). The Employment Agreement also prohibits Mr. Peat from competing with the Company, requires him to maintain the confidentiality of Company information and contains other provisions of a nature appropriate for an employee of his position.

          The Employment Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K. This description of the Employment Agreement is qualified in its entirety by reference to the terms of the Employment Agreement filed as Exhibit 10.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

	10.1	Employment Agreement between Manatron, Inc. and Randall L. Peat, dated December 12, 2005.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 14, 2005	MANATRON, INC. (Registrant)

	By:	/s/ Krista L. Inosencio
Krista L. Inosencio Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Document

10.1	Employment Agreement between Manatron, Inc. and Randall L. Peat, dated December 12, 2005.